Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com
PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2011 FINANCIAL RESULTS

-- Conference call and webcast scheduled for 8:30 am ET today --

Tarrytown, NY, May 10, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter ended March 31.

“The most significant event of our first quarter was completing a license agreement for RELISTOR® with Salix Pharmaceuticals,” said Mark R. Baker, Progenics’ chief executive officer. “I believe Salix’s robust sales and marketing capabilities, and their particular expertise in gastroenterology, are an ideal combination of expertise to drive RELISTOR’s development and commercialization at this important juncture.”

Financial Results

Progenics’ net loss for the first quarter was $22.9 million or $0.69, basic and diluted, per share, compared to $18.6 million or $0.58, basic and diluted, per share in the first quarter of 2010. The Company ended the first quarter with cash, cash equivalents and securities of $92.3 million, reflecting use of $19.3 million cash in the quarter. The cash and securities position includes a $60.0 million upfront payment from Salix, but does not include $5.1 million, receipt of which is expected from Salix in the second quarter in reimbursement for RELISTOR related expenses we incurred and paid in the first quarter at its direction. Progenics also expects reimbursement from Salix for additional RELISTOR related expenses accrued in the first quarter as such expenses are paid. We expect second quarter cash use to be significantly lower than in the first quarter, as a result of these reimbursements and as our RELISTOR related expenses decrease generally.

First quarter revenue totaled $2.4 million, compared to $1.5 million for the same period of 2010, reflecting an increase in reimbursement revenue for development of a subcutaneous RELISTOR multi-dose pen delivery system. RELISTOR, Progenics’ first-in-class treatment for opioid-induced constipation in advanced-illness patients, is being developed and commercialized worldwide by Salix Pharmaceuticals, other than Japan, where Ono Pharmaceutical is developing the subcutaneous form.

First quarter 2011 global net sales of RELISTOR were $3.8 million, with U.S. and ex-U.S. constituting $2.3 million and $1.5 million, respectively. Net sales for the previous quarter were $4.0 million, comprised of $2.4 million U.S. and $1.6 million ex-U.S. Net sales of RELISTOR for the first quarter of 2010 totaled $4.2 million, with $2.4 million and $1.8 million in U.S. and ex-U.S., respectively. No royalties were payable during the first quarter of 2011; RELISTOR royalty income was $0.6 million in the first quarter of 2010.

Progenics Announces First Quarter 2011 Results

Expenses for the first quarter of 2011 were $25.3 million, up $5.2 million over the same period in 2010. The increase resulted from clinical trial and contract manufacturing expenses incurred in the oral methylnaltrexone phase 3 study, consulting expenses for the subcutaneous formulation in the non-cancer pain setting, and manufacturing supplies for PSMA ADC, the Company’s prostate cancer drug candidate. This increase was partially offset by lower compensation expenses resulting from a decrease in Company-wide average headcount and lower license fee expenses for PRO 140.

First Quarter Highlights

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RELISTOR licensed to Salix Pharmaceuticals for further development and commercialization in all markets worldwide other than Japan. At the start of the second quarter, Salix commenced marketing of subcutaneous RELISTOR in the U.S. directly through its specialty sales force. Outside the U.S., Salix will market RELISTOR through regional sublicensees. Salix also is responsible for completing clinical development necessary to support regulatory applications for potential new indications and formulations.

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Data from an ongoing phase 1 study of PSMA ADC presented at ASCO’s 2011 Genitourinary Cancers Symposium. This presentation highlighted anti-tumor activity, as reflected by clinical and/or laboratory measures, observed in four of nine patients treated at the highest tested dose of 1.8 mg/kg. The Company plans to continue patient enrollment in this phase 1 study until a maximum tolerated dose is identified.

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Progenics announced a change in executive leadership in March, at which time Mark Baker assumed the role of chief executive officer. Paul J. Maddon, M.D., Ph.D. was appointed vice chairman of the board of directors and continues as chief science officer.

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial 888-262-8720 (domestic) or 913-312-1520 (international) and reference access code 9277781. You also may listen to the live webcast on the Events section of the Progenics website, and an archived replay will be available from 11:00 a.m. EDT today through Wednesday, June 9 by telephoning 888-203-1112 (domestic) or 719-457-0820 (international) and referencing access code 9277781.

- Financial Tables follow -

Progenics Announces First Quarter 2011 Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended March 31,
	2011	2010
Revenues:
Research and development	$1,083	$213
Royalty income	-	625
Research grants	1,264	644
Other revenues	41	41
Total revenues	2,388	1,523

Expenses:
Research and development	19,179	11,892
License fees – research and development	364	816
General and administrative	5,197	6,474
Royalty expense	57	62
Depreciation and amortization	536	877
Total expenses	25,333	20,121

Operating loss	(22,945)	(18,598)

Other income:
Interest income	18	15
Total other income	18	15

Net loss	$(22,927)	$(18,583)

Net loss per share; basic and diluted	$(0.69)	$(0.58)
Weighted average shares outstanding; basic and diluted	33,273	32,103

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	March 31, 2011	December 31, 2010

Cash and cash equivalents	$88,654	$47,918
Accounts receivable	724	2,283
Auction rate securities	3,608	3,608
Fixed assets, net	5,371	5,878
Other assets	2,468	3,051
Total assets	$100,825	$62,738

Liabilities	$9,677	$11,430
Deferred revenue	60,000	-
Total liabilities	69,677	11,430
Stockholders’ equity	31,148	51,308
Total liabilities and stockholders’ equity	$100,825	$62,738

Progenics Announces First Quarter 2011 Results

About Subcutaneous RELISTOR

RELISTOR subcutaneous injection is approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada and Australia. Applications in additional countries are pending.

Important Safety Information for RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract: (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company with programs in gastroenterology, oncology and virology focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics’ first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.

Progenics Announces First Quarter 2011 Results

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-F)

Editors Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.RELISTOR.com.

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